UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2014

HILL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33961	20-0953973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Lippincott Centre, Marlton, NJ	08053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 810-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on June 12, 2014, Hill International, Inc. (the “Company”) and its subsidiary Hill International N.V. (the “Subsidiary” and together with the Company, the “Borrowers”) entered into a Commitment Letter (the “Commitment Letter”) with Société Générale (the “Agent”) and SG Americas Securities, LLC, (the “Arranger”) pursuant to which the Arranger and the Agent committed to provide secured debt facilities to the Company in an aggregate principal amount of $165,000,000 which would be used to payoff and terminate the Company’s existing senior credit facilities.

Effective as of September 26, 2014, the Company, entered into (i) a credit agreement with the Agent as administrative agent and collateral agent, and each of the lenders thereunder (collectively, the “U.S. Lenders”) consisting of (A) a term loan facility of $120.0 million (the “Term Loan Facility”) and (B) a $30.0 million U.S. dollar-denominated facility available to the Company (the “U.S. Revolver,” together with the Term Loan Facility, the “U.S. Credit Facilities”) and (ii) a credit agreement with the agent as administrative agent and collateral agent, and each of the lenders thereunder (collectively, the “International Lenders”) providing a $15.0 million Euro-denominated facility available to the Subsidiary (the “International Revolver” and together with the U.S. Revolver, the “Revolving Credit Facilities” and, together with the U.S. Credit Facilities, the “Secured Credit Facilities”).  The U.S. Revolver and the International Revolver include a $25.0 million and $10.0 million sub-limit for letters of credit, respectively.

The Company used the proceeds from the Term Loan Facility:

•      for consummating the payoff and termination of the Company’s existing credit arrangements (the “Refinancing”) which consist of the Credit Agreement, dated as of October 18, 2012, among the Company, certain lenders and Obsidian Agency Services, Inc., as amended (the “Existing Term Loan”), and the Credit Agreement, dated as of June 30, 2009, among the Company, Bank of America, N.A. and certain other lenders, as amended (the “Existing Credit Agreement”); and

•      to pay fees and expenses incurred in connection with the Secured Credit Facilities.

The Company is required to use the proceeds from the Revolving Credit Facilities:

•      for the Refinancing;

•      to finance the working capital needs and general corporate purposes of the Borrowers and their subsidiaries;

•      to pay fees and expenses incurred in connection with the Secured Credit Facilities; and

•      for any other purposes not prohibited by the Secured Credit Facilities.

The Term Loan Facility has a term of six years, requires repayment of 1.0% of the original principal amount annually for the first five years and was fully funded at closing. Any amounts repaid on the Term Loan Facility will not be available to be re-borrowed. The Revolving Credit Facilities have a term of five years and require payment of interest only during the term. Under the Revolving Credit Facilities, outstanding loans may be repaid in whole or in part at any time, without premium or penalty (except customary breakage costs), subject to certain customary limitations, and will be available to be reborrowed from time to time.

The interest rate on the Term Loan Facility (applicable to all or certain minimum portions thereof) will be, at the Company’s option from time to time (subject to customary provisions or limitations), either:

•      the London Inter-Bank Offered Rate (“LIBOR”) for the relevant interest period plus 6.75% per annum, provided that such LIBOR shall not be lower than 1.00% per annum; or

•      the Base Rate (as described below) plus 5.75% per annum.

The interest rate on borrowings under the U.S. Revolver will be, at the Borrower’s option from time to time (subject to customary provisions or limitations), either:

•      the LIBOR for the relevant interest period plus 3.75% per annum; or

•      the Base Rate (as described below) plus 2.75% per annum.

The interest rate on borrowings under the International Revolver will be (subject to customary provisions or limitations) the European Inter-Bank Offered Rate, or “EURIBOR,” for the relevant interest period (or at a substitute rate to be determined to the extent EURIBOR is not available) plus 4.00% per annum.

The “Base Rate” is a per annum rate equal to the highest of (A) the prime rate, (B) the federal funds effective rate plus 0.50%, or (C) the LIBOR for an interest period of one month plus 1.0% per annum. Upon a default, the applicable rate of interest under the Secured Credit Facilities may increase by 2.0%. The LIBOR on the Term Loan Facilities (including when determining the Base Rate) shall in no event be less than 1.0% per annum.

The Company will pay a commitment fee calculated from and after the closing date at 0.50% annually on the average daily unused portion of the U.S. Revolver, and the Subsidiary will pay a commitment fee calculated from and after the closing date at 0.75% annually on the average daily unused portion of the International Revolver.

The ability to borrow under each of the U.S. Revolver and the International Revolver is subject to a “borrowing base,” calculated using a formula based upon approximately 85% of receivables that meet or satisfy certain criteria (“Eligible Receivables”) and that are subject to a perfected security interest held by either the U.S. Lenders or the International Lenders, plus, in the case of the International Revolver only, 10% of Eligible Receivables that are not subject to a perfected security interest held by the International Lenders, subject to certain exceptions and restrictions.

The U.S. Credit Facilities are guaranteed by certain of the U.S. subsidiaries of the Company, and the International Revolver is guaranteed by the Company and certain of the Company’s U.S. and non-U.S. subsidiaries.

The Term Loan Facility is generally secured by a first-priority security interest in substantially all assets of the Company and certain of the Company’s U.S. subsidiaries other than accounts receivable, cash proceeds thereof and certain bank accounts, as to which the Term Loan Facility is secured by a second-priority security interest. Generally, the obligations of the Company under the U.S. Revolver are secured by a first-priority security interest in the above-referenced accounts receivable, cash proceeds and bank accounts of the Company and certain of the Company’s U.S. subsidiaries, and a second-priority security interest in substantially all other assets of the Company and such subsidiaries. The obligations of the Subsidiary under the International Revolver would generally be secured by a first-priority security interest in substantially all accounts receivable, cash proceeds thereof and certain bank accounts of the Subsidiary and certain of the Company’s non-U.S. subsidiaries, and a second-priority security interest in substantially all other assets of the Company and certain of the Company’s U.S. and non-U.S. subsidiaries.

The Company has the right to prepay the Term Loan Facility in full or in part at any time without premium or penalty (except customary breakage costs); provided, however that upon the occurrence of prepayments relating to certain repricing transactions (as well as certain other repricing transactions) within the first year following closing, a 1.0% prepayment premium will be payable. The Company is required to make mandatory prepayments of the Term Loan Facility, without premium or penalty (except customary breakage costs), (i) with net proceeds of any issuance or incurrence of indebtedness by the Company after the closing, (ii) with net proceeds from certain asset sales outside the ordinary course of business, and (iii) with 50% of the excess cash flow for each fiscal year of the Borrowers commencing with the first full fiscal year ending after closing (which percentage would be stepped down upon the achievement and maintenance of certain metrics); provided, however, that upon the occurrence of any repricing transaction in respect of certain mandatory prepayments within the first year following closing, a 1.0% prepayment premium is payable. The Company or the Subsidiary, as applicable, will be required to make mandatory prepayments under their respective Revolving Credit Facilities to the extent that the aggregate outstanding amount thereunder exceeds the then-applicable borrowing base, which payments will be made without penalty or premium (except customary breakage costs).

The Secured Credit Facilities also contain customary default provisions, representations and warranties, and affirmative and negative covenants, and require the Company to comply with a consolidated total leverage ratio.

Notwithstanding the foregoing, within sixty days of the closing date of the Secured Credit Facilities, the Arranger may exercise certain customary rights to change the proposed terms, including the ability to increase the interest rates. Thus, while the above is a summary of the expected terms of the Secured Credit Facilities, final terms of the Secured Credit Facilities may differ from those set forth above, and, in certain circumstances, these differences may be significant.

As of the date of this filing, the Borrowers have aggregate borrowings outstanding of $120.0 million under the Term Loan Facility and no outstanding borrowings under either the U.S. Revolver or the International Revolver.

The foregoing descriptions of the Secured Credit Facilities are qualified in their entirety by reference to the U.S. Credit Agreement, the U.S. Guaranty and Security Agreement, the International Credit Agreement, the International Guaranty and Security Agreement and the

Intercreditor Agreement which are included as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this Current Report of Form 8-K and are hereby incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

As described in Item 1.01 of this report (which is hereby incorporated by reference into this Item 1.02), the Company was required to use the proceeds from the Secured Credit Facilities to consummate the Refinancing.  Accordingly, the Company used $90.5 million and $16.0 million from the Secured Credit Facilities to pay-down the Existing Term Loan and the Existing Credit Agreement, respectively, which were each terminated on or prior to September 29, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On September 26, 2014, we issued a press release announcing our entry into the Secured Credit Facilities. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1

U.S. Credit Agreement, dated as of September 26, 2014, among the Hill International, Inc., as borrower, Société Générale, as administrative agent, collateral agent and lender, the other lenders party thereto, and certain subsidiaries of the Company.

10.2

U.S. Guaranty and Security Agreement, dated as of September 26, 2014, among Hill International, Inc., Société Générale, as administrative agent and collateral agent and certain subsidiaries of the Company.

10.3

International Credit Agreement, dated as of September 26, 2014, among Hill International N.V., as borrower, Hill International, Inc., certain of its subsidiaries party thereto, and Société Générale, as administrative agent, collateral agent and letter of credit issuer, and the lenders party thereto.

10.4

International Guaranty and Security Agreement, dated as of September 26, 2014, among Hill International N.V., as borrower, Hill International, Inc. and the lenders party thereto in favor of Société Générale, as administrative agent.

10.5	Intercreditor Agreement, dated as of September 26, 2014, by and among Société Générale, as collateral agent, and the loan parties thereto.
99.1	Press Release dated September 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL INTERNATIONAL, INC.

	By:	/s/ John Fanelli III
	Name:	John Fanelli III
Dated: October 2, 2014	Title:	Senior Vice President and Chief Financial Officer